Exhibit 99.1

Allakos Announces Second Quarter 2018 Financial Results

SAN CARLOS, Calif., August 29, 2018 – Allakos Inc. (NASDAQ:ALLK), a clinical stage biotechnology company focused on the development of antibodies for the treatment of eosinophil and mast cell related diseases, today announced financial results for the second quarter ended June 30, 2018.

Second Quarter 2018 Financial Results

Research and development expenses were $7.1 million in the second quarter of 2018 as compared to $3.8 million in the same period in 2017. The increase in research and development expenses was primarily related to an increase in consulting and personnel-related costs, as well as contract research and development activities related to the continued advancement of AK002, the Company’s lead antibody.

General and administrative expenses were $2.4 million in the second quarter of 2018 as compared to $0.8 million in the same period in 2017. The increase in general and administrative expenses was primarily attributable to an increase in personnel-related costs as a result of the Company’s increase in employee headcount, as well as incremental expense incurred from outside professional service providers for legal, information technology, and investor relations support in preparation for the Company’s initial public offering.

Allakos reported a net loss of $9.4 million in the second quarter of 2018 as compared to $4.7 million in the same period in 2017, an increase of $4.7 million. Net loss per basic and diluted share was $4.17 for the second quarter of 2018 compared to $3.18 in the same period in 2017. Net loss per basic and diluted share is based on a weighted-average number of shares outstanding in the period, and therefore, does not include shares sold in the Company’s initial public offering and concurrent private placement on July 23, 2018.

Allakos ended the second quarter of 2018 with $64.1 million in cash, cash equivalents and marketable securities, which does not include $141.8 million of proceeds, net of underwriting discounts and commissions, received from the Company’s initial public offering and concurrent private placement on July 23, 2018.

About Allakos

Allakos is a clinical stage company developing antibodies that target immunomodulatory receptors present on immune effector cells involved in allergic, inflammatory, and proliferative diseases. The Company’s lead antibody, AK002, targets Siglec-8, an inhibitory receptor expressed on human mast cells and eosinophils. Inappropriately activated eosinophils and mast cells have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. AK002 has completed two Phase 1 trials, one in healthy volunteers and a single ascending dose trial in patients with indolent systemic mastocytosis. AK002 demonstrated pharmacodynamic activity in both trials and in the trial involving patients with indolent systemic mastocytosis, patients reported improvements in their symptoms. AK002 is being tested in a phase 2 trial for the treatment of eosinophilic gastritis with or without eosinophilic gastroenteritis. In addition, Allakos is conducting multiple dose trials with AK002 in chronic urticaria, indolent systemic mastocytosis, and severe allergic conjunctivitis. For more information, please visit the Company's website at www.allakos.com.

###

Source: Allakos Inc.

Investor Contact:	Media Contact:
Adam Tomasi, COO, CFO	Denise Powell
ir@allakos.com	denise@redhousecomms.com

Allakos Inc.

CONDENSED Statements of Operations and Comprehensive Loss

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Operating expenses
Research and development	$7,149	$3,758	$13,550	$8,122
General and administrative	2,375	840	4,683	1,453
Total operating expenses	9,524	4,598	18,233	9,575
Loss from operations	(9,524)	(4,598)	(18,233)	(9,575)
Interest income (expense), net	292	(73)	516	(137)
Other expense, net	(145)	(21)	(145)	(36)
Net loss	(9,377)	(4,692)	(17,862)	(9,748)
Unrealized gain on marketable securities, net of tax	3	—	3	—
Comprehensive loss	$(9,374)	$(4,692)	$(17,859)	$(9,748)
Net loss per common share:
Basic and diluted	$(4.17)	$(3.18)	$(8.36)	$(6.73)
Weighted-average number of common shares outstanding:
Basic and diluted	2,248	1,477	2,137	1,449

allakos inc.

CONDENSED balance sheets

(in thousands, except per share data)

	June 30,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,295	$85,207
Investments in marketable securities	44,851	—
Prepaid expenses and other current assets	2,987	1,037
Total current assets	67,133	86,244
Property and equipment, net	3,376	445
Other long-term assets	3,716	340
Total assets	$74,225	$87,029
Liabilities, Convertible Preferred Stock and Stockholders' Deficit
Current liabilities:
Accounts payable	$1,928	$1,703
Accrued expenses and other current liabilities	3,082	1,089
Total current liabilities	5,010	2,792
Other long-term liabilities	1,468	36
Total liabilities	6,478	2,828
Convertible preferred stock	143,019	142,969
Stockholders' deficit:
Common stock	3	3
Additional paid-in capital	3,158	1,803
Accumulated other comprehensive income	3	—
Accumulated deficit	(78,436)	(60,574)
Total stockholders’ deficit	(75,272)	(58,768)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$74,225	$87,029